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 FORM 4
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person*  |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
Hollinger Inc.                           |                                                 |      to Issuer (Check all applicable)
(See Schedule I for additional reporting |   Hollinger International Inc. (HLR)            |           Director        10% Owner
persons)                                 |                                                 |    -----            -----
-------------------------------------------------------------------------------------------|          Officer (give title below)
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |    -----
                                         |   Number of           |     Month/Year          |          Other (specify below)
c/o Hollinger International Inc.         |   Reporting Person,   |                         |    -----
401 North Wabasho, Suite 740             |   if an Entity        |      July 1999          |                  (1)
                                         |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        |     Form Filed by One Reporting Person
Chicago            IL            60611   |                       |                         | --
-----------------------------------------|                       |                         |     Form Filed by More than One
(City)          (State)          (Zip)   |                       |                         | X   Reporting Person
                                         |                       |                         | --
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                                         |    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                     |2.Transaction|3. Transaction|  4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |   Code       |     or Disposed of (D)    | Securities  |   -ship | of
                                         |             |   (Instr. 8) |     (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |              |                           | Owned at End| Direct  | Bene-
                                         |             |--------------|---------------------------| of Month    | (D) or  | ficial
                                         |             |      |       |         | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |      |       |         |  or  |          |   and 4)    | (I)     | ship
                                         | Year)       | Code |  V    |  Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
Class A Common Stock                     |   (2)       |  X   |  V    |1,013,007|   D  |  (3)     |     (4)     |    (5)  |    (5)
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
                                         |             |      |       |         |      |          |             |         |
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
                                         |             |      |       |         |      |          |             |         |
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
                                         |             |      |       |         |      |          |             |         |
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
                                         |             |      |       |         |      |          |             |         |
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
                                         |             |      |       |         |      |          |             |         |
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
                                         |             |      |       |         |      |          |             |         |
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
                                         |             |      |       |         |      |          |             |         |
-----------------------------------------|-------------|------|-------|---------|------|----------|-------------|---------|---------
                                         |             |      |       |         |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
HI Series II Call       |      (3)    |    (2)   |   X   |    |        |   (D)   |   (6) |        |   (7)  |     (8)   |      (2)
Options                 |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
       (9)        |          (9)           |              (9)
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses: See attached Schedule 1 for explanatory notes
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                                                                                          Hollinger Inc.
                                                                                          By: /s/ Charles G. Cowan           8/4/99
                                                                                          -------------------------------   -------
                                                                                          **Signature of Reporting Person     Date

  **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 Charles G. Cowan
                                                                                          Vice President and Secretary


  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                          The Ravelston Corporation Limited
                                                                                          By: /s/ Charles G. Cowan           8/4/99
                                                                                          -------------------------------    -------
                                                                                          **Signature of Reporting Person     Date

  **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 Charles G. Cowan
                                                                                          Vice President and Secretary


  Note: File three copies of this Form, one of which must be manually signed.
        If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                          By: /s/ Barbara Amiel Black        8/4/99
                                                                                          --------------------------------  -------
                                                                                          **Signature of Reporting Person     Date

  **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 Barbara Amiel Black



  Note: File three copies of this Form, one of which must be manually signed.
        If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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 ...........................                                                               By: /s/ Conrad M. Black            8/4/99
                                                                                          --------------------------------  -------
                                                                                          ** Signature of Reporting Person   Date

  **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 The Hon. Conrad M. Black, P.C., O.C.



  Note: File three copies of this Form, one of which must be manually signed.
        If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                   SCHEDULE I
                                Notes to Form 4

Name and Address of Reporting Person:
     Hollinger Inc. ("HI")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
     Hollinger International Inc./HLR

Statement for Month/Year
     July 1999

Additional Reporting Persons:
     The Ravelston Corporation Limited ("Ravelston")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611
     Relationship to Issuer: 10% Owner

     Conrad M. Black ("CMB")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner

     Barbara Amiel Black ("Amiel")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner via spouse CMB

Explanations:
(1)  (i)       For HI:        10% Owner
     (ii)      For Ravelston: 10% Owner
     (iii)     For CMB:       Director, Officer (Chairman, President and Chief
                              Operating Officer) and 10% Owner
     (iv)      For Amiel:     Director and Officer (Vice President)
(2) The disposition of Class A Common Stock occurred on various dates throughout the month of July in connection with the redemption of Series II Preference Shares ("Series II") issued by HI, the Company's parent corporation.
(3)  The consideration given was the exchange of each HI Series II share for
     0.46 of a Company Class A Common share.
(4)  (i)       For HI:        16,738,505 shares directly and 10,708,218 shares
                              via its subsidiary 504468 NB Inc.
     (ii)      For Ravelston: 27,436,723 indirectly via its control over HI
     (iii)     For CMB:       27,436,723 shares indirectly via control over
                              Ravelston, which controls HI; 600 shares directly;
                              9,600 shares indirectly via Conrad Black capital
                              Corporation; 50



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                              shares via son; and 500 shares via spouse.  CMB
                              disclaims beneficial ownership of his son's and
                              spouse's securities and this report shall not be
                              deemed an admission that he is a beneficial owner
                              of such securities for purposes of Section 16 or
                              for any other purpose.
     (iv)      For Amiel:     27,436,723 shares indirectly via spouse's control
                              over Ravelston, which controls HI; 500 shares
                              directly; 9,600 shares indirectly via spouse's
                              control over Conrad Black Capital Corporation; 50
                              shares via spouse's son; and 600 shares via
                              spouse. Amiel disclaims beneficial ownership of
                              her spouse's and her spouse's son's securities and
                              this report shall not be deemed an admission that
                              she is a beneficial owner of such securities for
                              purposes of Section 16 or for any other purpose.
(5)  (i)       For HI:        Directly.
     (ii)      For Ravelston: Indirectly, via its control of HI
     (iii)     For CMB:       Indirectly, via his control of Ravelston, which
                              controls HI.
     (iv)      For Amiel:     Indirectly, via her spouse, CMB, and his control
                              of Ravelston, which controls HI.
(6)  Immediately.
(7)  Class A Common Stock of the Company.
(8)  1,013,007.
(9)  (i)       For HI:        20,608,736 directly
     (ii)      For Ravelston: 20,608,736 indirectly via its control of HI
     (iii)     For CMB:       20,608,736 indirectly via his control of
                              Ravelston, which controls HI; 66,963 via his
                              control of Ravelston; and 1,611,039 directly
     (iv)      For Amiel:     20,608,736 indirectly via CMB's control of
                              Ravelston, which controls HI; 66,963 via CMB's control of Ravelston; and 611,039 via CMB's direct holdings. Amiel disclaims beneficial ownership of CMB's securities and this report shall not be deemed an admission that she is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.